Jewett-Cameron Trading Company Ltd. Announces the Completion of its Share Repurchase Plan

North Plains, Oregon  November 17, 2014 – Jewett-Cameron Trading Company Ltd. (the "Company") (NASDAQ:JCTCF) today is announcing the completion of its 10b5-1 share repurchase plan previously announced on April 9, 2014.  Between April 9, 2014 and November 14, 2014, the Company repurchased and is in the process of cancelling a total of 235,782 shares of its common stock.  The total cost was $2,494,654 at an average share price of $10.58 per share.  Once the remaining repurchased shares are cancelled, the Company will have a total of 2,585,661 common shares outstanding.  As part of its ongoing consideration of alternative ways to leverage the Company’s strong cash position, the Company's Board of Directors is currently evaluating the implementation of another 10b5-1 share repurchase plan.

About Jewett-Cameron Trading Company Ltd.

Jewett-Cameron Trading Company Ltd. was incorporated in British Columbia on July 8, 1987 as a holding company for Jewett-Cameron Lumber Corporation (“JCLC”), incorporated September 1953.  Jewett-Cameron Trading Company, Ltd. acquired all the shares of JCLC through a stock-for-stock exchange on July 13, 1987, and at that time JCLC became a wholly owned subsidiary. Effective September 1, 2013, Jewett-Cameron reorganized certain of its subsidiaries. JCLC’s name was changed to JC USA Inc. (“JC USA”), and a new subsidiary, Jewett-Cameron Company (“JCC”), was incorporated. JC USA has the following wholly owned subsidiaries: MSI-PRO Co. (“MSI”), incorporated April 1996, Jewett-Cameron Seed Company, (“JCSC”), incorporated October 2000, Greenwood Products, Inc. (“Greenwood”), incorporated February 2002, and Jewett-Cameron Company (“JCC”), incorporated September 2013.  Jewett-Cameron Trading Company, Ltd. and its subsidiaries (the “Company”) have no significant assets in Canada.

The Company, through its subsidiaries, operates out of facilities located in North Plains, Oregon. JCC’s business consists of the manufacturing and distribution of specialty metal products and wholesale distribution of wood products to home centers and other retailers located primarily in the United States. Greenwood is a processor and distributor of industrial wood products used in a variety of markets and applications, including the marine and transportation markets. MSI is an importer and distributor of pneumatic air tools and industrial clamps in the United States. JCSC is a processor and distributor of agricultural seeds in the United States. JC USA provides professional and administrative services, including accounting and credit services, to its subsidiary companies.

Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, certain statements and expectations regarding the asset acquisition, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. There are a number of important factors that could cause Jewett-Cameron’s actual results to differ materially from those indicated by such forward-looking statements which are described in the “Risk Factors” section of our most recent periodic report and registration statement filed with the SEC. We disclaim any intention or obligation to update any forward-looking statements.

For further information, contact:

Donald Boone

President/CEO, Jewett-Cameron Trading Company Ltd.

(503) 647-0110